Via Facsimile
Mail Stop 03-09


February 21, 2006


Mr. Michael Catalano
Chairman, President, & Chief Executive Officer
America Service Group Inc.
105 Westpark Drive, Suite 200
Brentwood, Tennessee  37027

Re:	America Service Group Inc.
	Form 10-K for the fiscal year ended December 31, 2005
	Filed March 14, 2005
	File No. 0-19673

Dear Mr. Catalano:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,


							Jim B. Rosenberg
							Senior Assistant Chief
Accountant
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Mr. Gerald R. Mitchell
K-V Pharmaceutical Company
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